Exhibit 99.1

NYSE: MMP
______________________________________________________________________

Date:	January 26, 2022

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces April 30 Retirement of Chief Executive Officer, Names Successor

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that Michael Mears will retire on April 30. Mears has served as president, chief executive officer and chairman of the board for Magellan since 2011.
Aaron Milford, 48, will succeed Mears as president and chief executive officer and will become a board member effective May 1. Currently, Milford serves as the partnership’s chief operating officer.
At the same time, Barry Pearl, who now serves as lead director, will become chairman of the board, separating the roles of chairman and chief executive officer consistent with governance best practices.
“The entire board has great confidence in Aaron’s leadership capabilities, business acumen and strategic vision,” said Mears. “Aaron is well known and respected by the investment community and has been a key contributor to Magellan’s disciplined track record and financial strength. The leadership transition will be seamless as he remains focused on guiding Magellan’s long-term success while maximizing investor value.”
Mears retires with 37 years of experience in the energy industry, spending his entire career with Magellan or its predecessors. Prior to his current role, he served in numerous leadership positions in operations, engineering and commercial development, including chief operating officer. Mears was instrumental in steering Magellan through various business cycles, from the significant growth of the partnership’s refined petroleum products business and creation of its crude oil segment to managing the most challenging industry and economic conditions experienced in the company’s history as a result of the recent pandemic. During his time leading the organization, Magellan invested $6 billion of expansion capital while maintaining best-in-class capital returns and more than doubling the annual cash distribution paid to investors.

“We would like to express our deep appreciation to Mike for his many contributions throughout the years and wish him well in his future retirement,” noted Pearl. “Under his outstanding leadership, Magellan has enhanced its position as a leader in the midstream sector, known for its innovative and focused customer service, capital discipline, operational excellence and highest standards of integrity. Upon his departure, Mike leaves Magellan with a strong financial position, resilient business model and experienced management team, well prepared to serve the nation’s energy needs for years to come.”
Milford has worked in the energy industry for 27 years with extensive experience in financial analysis, mergers and acquisitions and business development. He also has spent his entire career with Magellan or its predecessors, including serving as chief financial officer from 2015 to 2019 prior to his current role as chief operating officer. Milford holds a bachelor’s degree in accounting and a master of business administration from the University of Tulsa and is a chartered financial analyst.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.